EXHIBIT 10(i)
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

On August 25, 2014, the Board of Directors of The Boeing Company (the “Company”) approved increases in the (a) annual cash retainer for non-employee directors from $120,000 to $130,000, (b) annual retainer in deferred stock units for non-employee directors from $150,000 to $165,000, (c) Lead Director annual retainer from $25,000 to $30,000, (d) Audit Committee chair annual retainer from $20,000 to $25,000 and (e) Compensation Committee chair annual retainer from $15,000 to $20,000. Each increase will be effective January 1, 2015. The remaining components of non-employee director compensation remain unchanged from the amounts described in the Company's proxy statement for its 2014 annual meeting of shareholders.

Non-Employee Director Compensation
(Effective January 1, 2015)

Annual Cash Retainer	$130,000
Annual Retainer in Deferred Stock Units	$165,000
Lead Director Annual Retainer	$30,000
Audit Committee Chair Annual Retainer	$25,000
Compensation Committee Chair Annual Retainer	$20,000
Governance, Organization and Nominating Committee Chair Annual Retainer	$15,000
Finance Committee Chair Annual Retainer	$15,000
Special Programs Committee Chair Annual Retainer	$15,000